Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Kazakhstan Gas Contract Signed
January 9, 2005 — Almaty, Kazakhstan — CanArgo Energy Corporation (“CanArgo”) (OSE:CNR, AMEX:CNR) today announced that its Kazakh subsidiary, BN Munai LLP (“BNM”), has executed a natural gas supply contract with Gaz Impex S.A. LLP (“Gaz Impex”) relating to gas sales from BNM’s Kyzyloi Gas Field in Kazakhstan. CanArgo also reported on the recent test results from the Kyzyloi Field.
The gas supply contract, which has a term until June 2014, is based on a take-or-pay principle and covers all gas produced from the Kyzyloi Field Production Contract area. Gas will be supplied to Gaz Impex at a tie in point on the Bukhara-Urals gas trunkline some 52 kilometres (32.5 miles) east of the Kyzyloi Field. The price of gas to be supplied at the tie in point averages $32 per thousand cubic metres ($0.91 per thousand cubic feet) over the life of the contract, with Gaz Impex providing bank guarantees against payment. CanArgo believes that this is one of the first take-or-pay contracts signed in Kazakhstan for a dedicated dry gas development. Gaz Impex is one of the leading gas marketing companies in Kazakhstan and is currently involved with gas purchase and supply contracts both within Kazakhstan and in surrounding countries.
The Kyzyloi Field Contract covers a 287 square kilometre (70,918 acre) area in southern Kazakhstan some 65 kilometres (41 miles) to the north of the border with the Karalkalpak region of Uzbekistan and 55 kilometres (34 miles) to the north-west of the Aral Sea. The field contains sweet natural gas (97% methane) reservoired in shallow sandstones at a depth of approximately 500 metres (1,640 feet). BNM is involved in an extensive workover and testing program of wells on the field, with the most recent well, KYZ106 now having been fully tested achieving a stabilised flow rate of 241,000 cubic metres (8.5 million cubic feet) of dry gas per day on a 30 mm (75/64th inch) choke with a flowing tubing head pressure of 16 atmospheres (228 psig). One further well remains to be tested for the initial development. Six wells have been tested to date which have flowed at a cumulative rate of 687,000 cubic metres (24.3 million cubic feet) of gas per day. A 60 kilometre (37 mile) pipeline will be constructed to connect the Kyzyloi development to the Bukhara-Urals gas trunkline, with the initial planned production rate being 500,000 cubic metres (17.7 million cubic feet) per day. However, the results of the testing on the field to date has lead BNM to believe that by utilising early compression this initial production rate can be increased significantly. If early compression is used it would be expected to commence gas production at these better rates this summer, following delivery of the compressors.

Exploration drilling to date is proving that there is significant additional potential both in the Kyzyloi Field and in its surrounding Akkulka exploration contract area. As such the pipeline and associated facilities are being designed for up to 2.2 million cubic metres (78 million cubic feet) per day of gas production. The ongoing exploration program in this area has resulted in two new shallow gas discoveries having already been made at the AKK04 exploration well and at AKK05 (now named North-East Kyzyloi). Testing has now been completed at AKK05 where the main reservoir interval flowed gas at a rate of 223,000 cubic metres (7.9 million cubic feet) of gas per day, with gas also being tested from a thinner upper sandstone interval. One other exploration well remains to be fully tested while the AKK02 well is currently drilling, which will be followed by AKK01 well.
Dr David Robson, Chairman, President and CEO of CanArgo and Director of BN Munai commented “I am extremely pleased to have signed this gas contract for Kyzyloi with Gaz Impex. This contract gives us the commercial security to move ahead with this field development and establish cash flow in our Kazakh projects. The Kyzyloi Field is shallow with dry sweet gas and therefore relatively cheap to develop, and this contract should allow us to establish a good position in the Kazakh gas market which we hope will develop in the future. The test results from Kyzyloi and our exploration successes show that there is significant additional upside in the area and the development of the Kyzyloi infrastructure will allow us to exploit this. It is important to establish a position as a gas producer in Kazakhstan, and we are very pleased to be working with Gaz Impex with whom we have plans for further co-operation in the Kazakh gas market.”
Mr. Aibek Baizakov, General Director of Gaz Impex commented “We are very happy to have executed this gas purchase agreement, and we are looking forward not just to the successful operation of this contract, but to further co-operation with CanArgo, under the terms of our Memorandum of Understanding, both in Kazakhstan and in other parts of Central Asia.”
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and in Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

A registration statement relating to a proposed secondary offering of shares of the Company’s common stock has been filed with the United States Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
For more information please contact:
CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 (22) 048206
USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300